Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
To Prospectus Dated April 19, 2023	Registration No. 333-271340

CXApp Inc.

6,977,776 Shares of Common Stock

10,280,000 Warrants to Purchase Shares of Common Stock

24,080,000 Shares of Common Stock Underlying Warrants

This prospectus supplement supplements the prospectus dated April 19, 2023, of CXApp Inc., which is part of a registration statement on Form S-1 (File No. 333-271340) (the “Prospectus”) filed with the Securities and Exchange Commission relating to the issuance and resale of securities by the Selling Securityholders as described therein. This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference to the Prospectus, as supplemented to date, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is provided solely to update the Selling Securityholder table included in the Prospectus to reflect the securities being registered on behalf of securityholders, along with the name of each Selling Securityholder and any positions or significant relationships with the Company.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 19, 2023, with respect to the securities described above, including any amendments or supplements thereto.

Investing in our securities involves risks. You should carefully consider the risk factors beginning on page 13 of the Prospectus and set forth in the documents incorporated by reference therein before making any decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 28, 2023.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to amend, supplement and correct the information that appears under the caption “Selling Securityholders” in the Prospectus. Capitalized terms that are not defined in this prospectus supplement are defined in the Prospectus.

SELLING SECURITYHOLDERS

The following information is provided to update the Selling Securityholder table in the Prospectus to reflect the securities being registered on behalf of securityholders, along with the name of each Selling Securityholder and any positions or significant relationships with the Company, which replaces and supersedes the “Selling Securityholder” table in the Prospectus. This prospectus supplement also updates to reflect that Sponsor distributed all Company securities it held of record to its members on a pro rata basis.

	Number of Shares of Common Stock Beneficially Owned Prior to this Offering(1)		Number of Shares of Common Stock	Beneficial Ownership of Common Stock After Registration Assuming All Shares Are Sold (3)
Name of Selling Stockholders	Number	Percentage(2)	Being Offered	Number	Percentage
PANA Capital LLC (4)	2,580,003	14.41%	2,580,003	0	0%
Inpixon (5)	2,500,000	14.10%	2,500,000	0	0%
Khurram P. Sheikh (6)	2,471,648	13.92%	2,471,648	0	0%
BlackRock Inc.(7)	2,022,119	11.69%	1,401,472	620,647	3.59%
NLabs, Inc.(8)	1,834,546	10.73%	1,834,546	0	0%
3AM, LLC (9)	1,309,129	7.90%	1,309,129	0	0%
Bespoke Growth Partners Inc. (10)	666,112	4.19%	666,112	0	0%
Atif Rafiq (11)	514,418	3.26%	514,418	0	0%
Camillo Martino (12)	514,418	3.26%	514,418	0	0%
Eric Zimits (13)	514,418	3.26%	514,418	0	0%
Hassan Ahmed (14)	514,418	3.26%	514,418	0	0%
JKSFS Crut (15)	453,530	2.89%	453,530	0	0%
Nimish Patel	333,056	2.12%	333,056	0	0%
Ronjon Nag	333,056	2.12%	333,056	0	0%
The Di-Ann Eisnor Revocable Trust (16)	220,720	1.43%	220,720	0	0%
Nadir Ali (17)	219,268	1.42%	222,837	0	0%
Richard Grodin Revocable Trust (18)	199,834	1.29%	199,834	0	0%
Wayne Wasserberg	133,222	*	133,222	0	0%
BTIG, LLC (19)	100,000	*	100,000	0	0%
Wendy Loundermon (20)	99,667	*	99,667	0	0%
Leon Papkoff (21)	99,667	*	99,667	0	0%
Adam Benson (22)	49,833	*	49,833	0	0%
Soumya Das (23)	49,833	*	49,833	0	0%
Shirish Tangirala (24)	29,900	*	29,900	0	0%
David Westgate (25)	24,916	*	24,916	0	0%
Chris Wiegand (26)	24,916	*	24,916	0	0%
Jonathan Goldberg	9,966	*	9,966	0	0%
Younus Aftab	4,983	*	4,983	0	0%
Fawad Butt	4,983	*	4,983	0	0%
Charisse Castagnoli	4,983	*	4,983	0	0%

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Kevin Duffy	4,983	*	4,983	0	0%
Divi Gupta	4,983	*	4,983	0	0%
Kevin Negus	4,983	*	4,983	0	0%
Branden Newman	4,983	*	4,983	0	0%
Fraser Preston	4,983	*	4,983	0	0%
Himanshu Sekhar Singh	4,983	*	4,983	0	0%
Naresh Soni	4,983	*	4,983	0	0%
Cesar Johnston	2,990	*	2,990	0	0%
Ramesh Singh	2,990	*	2,990	0	0%

*	Less than one percent (1%).

(1)	“Beneficial ownership” means that a person, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The number of shares beneficially owned is determined as of August 28, 2023, and the percentage is based upon 15,254,389 shares of our common stock outstanding as of August 28, 2023. Each selling stockholder’s information comes from questionnaires provided by the selling stockholders to the Company dated around the date of this prospectus, and such information may have changed from the date such information was provided until the date of this prospectus or after the date of this prospectus. The number of shares of common stock beneficially owned includes shares of common stock issuable upon exercise of the Warrants.
(2)	Percentages are based on the Company’s Common Stock issued and outstanding as of August 28, 2023, which is comprised of the Company’s Class A Common Stock and Class C Common Stock. The Class A Common Stock and Class C Common Stock are identical in all respects, except that the Class C Common Stock will be subject to transfer restrictions and will automatically convert into Class A Common Stock on the earlier to occur of (i) the 180th day following the closing of the Merger and (ii) the day that the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Merger.
(3)	Assumes the sale of all shares offered herein, the conversion of all Class C Common Stock and the exercise of all Warrants and sale of all shares of common stock underlying the Warrants registered herein. Based on 15,254,389 shares of common stock outstanding assuming the conversion in full of all Class C Common Stock and exercise in full of all Warrants and assuming no cashless exercise of such Warrants.
(4)	PANA Capital LLC is the record holder of such shares and its business address is 1005 Almanor Avenue, Menlo Park, CA 94025.
(5)	Inpixon is the record holder of such shares and its business address is 2479 E. Bayshore Rd, Suite 195. Palo Alto, CA 94303.
(6)	Mr. Khurram P. Sheikh is the record holder of such shares. Mr. Sheikh previously served as Chief Executive Officer and Chairman of the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023. and currently serves as Chief Executive Officer and Chairman of the Board of Directors of CXApp Inc. since March 2023.
(7)	The registered holders of the referenced shares, which are comprised of 845,647 shares of CXApp Class A Common Stock (including 225,000 shares of CXApp Class A Common Stock being registered for resale hereunder) and 1,176,472 shares of CXApp Class A Common Stock underlying the private warrants, are funds and accounts under management by BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such funds and accounts. On behalf of such funds and accounts, the applicable portfolio managers, as managing directors of such entities, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 55 East 52nd Street, New York, NY 10055.
(8)	NLabs, Inc. is the record holder of such shares and its business address is 164 East 83rd Street, New York, NY 10028. Allen Salmasi has voting and investment discretion with respect to such shares and Mr. Salmasi previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.
(9)	3AM, LLC is the record holder of such shares and its business address is 555 Bryant Street #590, Palo Alto, CA 94301. The number of shares beneficially owned prior to the offering includes shares beneficially owned by Nadir Ali. Nadir Ali exercises voting and investment power with regard to the securities held by 3AM, LLC. 3AM, LLC entered into that certain Consulting Agreement, dated March 14, 2023, pursuant to which it provides certain strategic advisory services to the Company in exchange for approximately $180,000.
(10)	Bespoke Growth Partners Inc. is the record holder of such shares and its business address is 330 Clematis Street, Suite 217, West Palm Beach, FL 33401
(11)	Atif Rafiq previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.

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(12)	Camillo Martino previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023. Mr. Martino currently serves as Director on the Board of Directors of CXApp Inc.
(13)	Eric Zimits previously served as Chief Corporate Development Officer of KINS Technology Group Inc. from August 2020 to March 2023.
(14)	Hassan Ahmed previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023.
(15)	JKSFS Crut is the record holder of such shares and its business address is 28812 Bailey Ranch Road, Hayward, CA 94582. Mr. Khurram P. Sheikh is the trustee of the JKSFS Crut.
(16)	The Di-Ann Eisnor Revocable Trust is the record holder of such shares and its business address is 419 Palm Court, Palo Alto, CA 94301. Di-Ann Eisnor is the trustee of The Di-Ann Eisnor Revocable Trust and previously served as Director on the Board of Directors of KINS Technology Group Inc. from August 2020 to March 2023. and currently serves as Director on the Board of Directors of CXApp Inc. since March 2023.
(17)	Nadir Ali is the Chief Executive Officer of Inpixon and previously served as Chief Executive Officer of the predecessor of CXApp Inc. immediately prior to its business combination with KINS Technology Group Inc.
(18)	Richard Grodin Revocable Trust is the record holder of such shares and its business address is 11921 South Baypoint Circle, Parkland, FL 33076.
(19)	BTIG, LLC is the record holder of such shares and its business address is 65 E 65th Street, New York, NY 10065.
(20)	Wendy Loundermon is the Chief Financial Officer of Inpixon and previously served as Chief Financial Officer of the predecessor of CXApp Inc. immediately prior to its business combination with KINS Technology Group Inc.
(21)	Leon Papkoff previously served as Senior Vice President of Inpixon and Chief Executive Officer of Design Reactor, Inc. Mr. Papkoff currently serves as the Chief Product Officer of the Company.
(22)	Adam Benson previously served as Chief Technology Officer of Inpixon and previously was an employee of CXApp Inc. from March 2023 to June 2023.
(23)	Soumya Das currently serves as the Chief Operating Officer of Inpixon.
(24)	Shirish Tangirala currently serves at the Managing Director of Inpixon India, which is a subsidiary of Inpixon.
(25)	David Westgate currently serves as the Executive Vice President of IT Operations of Inpixon.
(26)	Chris Wiegand previously served as the Executive Vice President of Revenue Operations of Inpixon. Mr. Wiegand currently serves as the Executive Vice President of Business Operations of the Company.

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